Exhibit 10.10
GABRIEL TECHNOLOGIES CORPORATION

PROMISSORY NOTE

$315,000.00	January 23, 2007

FOR VALUE RECEIVED, the undersigned, Gabriel Technologies Corporation, a Delaware corporation (“Company”), promises to pay to the order of Wayzatta LLC, a South Dakota limited liability company (“Lender”), the principal sum of Three Hundred Fifteen Thousand Dollars ($315,000.00) (the “Principal”), together with interest on the unpaid principal balance from time to time outstanding at a rate per annum equal to eight percent (8.0%) (the “Interest”). Further, the Lender will receive a warrant to purchase One Hundred Fifty Seven Thousand Five Hundred (157,500) shares of the Company’s common stock at an exercise price of Fifty Cents ($0.50) per share, pursuant to the terms and conditions of a Warrant Certificate to be delivered by the Company. All payments on this Note shall be due and payable in lawful money of the United States of America at such place as Lender may from time to time designate at the time provided in Section 1 below.

1.    Maturity Date and Payments.

(a)    All payments on this Note shall be due and payable on the earlier of (i) December 20, 2007, and (ii) after an Equity Transaction (as defined below) has occurred, and subject to Section 1(b) below, within 5 business days after the closing date of the sale by the Company of its debt or equity securities in one transaction or a series of related transactions; provided, however, that any part or all of the Principal and Interest may be voluntarily prepaid by the Company in whole or in part at any time without penalty to the Company.

(b)    If payments are made pursuant to Section 1(a)(ii) above, Lender will receive its Pro Rata (as defined below) portion of any additional net proceeds received by the Company from such sale of its debt or equity securities.

(c)    For purposes of this Note, (i) “Equity Transaction” means the sale by the Company of its debt or equity securities in one transaction or a series of related transactions resulting in net proceeds to the Company of at least $1,100,000; (ii) “Pro Rata” means the percentage equal to (A) the sum of the Principal and the Interest, divided by (B) the Debt Balance; and (iii) “Debt Balance” means the aggregate sum total of the following indebtedness of the Company: (A) payment of the Principal and the Interest due and payable to Lender hereunder; (B) payment of principal in the amount of $175,000 plus interest due and payable to TLR Consulting LLC, (C) payment of principal in the amount of $180,000 plus interest due and payable to Broidy Capital Management, and (D) the payment of outstanding principal and interest due and payable to Pali Capital.

2.    IP Event.

(a)    Subject to Section 2(b) below, in addition to the other terms of this Note, Lender will receive the greater of (i) 630,000 (which is the Principal plus an amount equal to 100% of the Principal), and (ii) 1% of an IP Event (as defined below) within 10 business days after the IP Event. For purposes of this Note, an “IP Event” is defined as the receipt by the Company or any of its subsidiaries of net proceeds (in cash or the fair market value of non-cash consideration) from a licensing, sale, transfer, settlement or other transaction with one or more third parties relating to intellectual property of the Company or its subsidiaries, or a merger, consolidation, share exchange or sale of all or substantially all of the stock or assets of the Company or any of its subsidiaries.

(b)    Any amounts paid by the Company under this Note shall be deducted from the amounts Lender is entitled to receive pursuant to Section 2(a) above.

3.    Use of Proceeds. Subject to the written consent of Broidy Capital Management, the Company will use the proceeds of this Note for the following purposes: (i) $16,000 shall be used to pay Lender for its non-accountable out of pocket expenses, (ii) $140,000 shall be used to pay the outstanding balance on the American Express credit card in the name of Jerry Suess being used by the Company for general corporate purposes, (iii) $18,663.70 shall be used to pay the Company’s outstanding payable to Nebraska Leasing, and (iv) the remaining balance of the proceeds shall be used to pay the Company’s other outstanding payables.

4.    Attorney’s Fees. If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorney’s fees and costs incurred by Lender.

5.    Notices. Any notice, other communication or payment required or permitted hereunder shall be in writing and shall be deemed to have been given upon delivery.

6.    Waivers. The Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor. No delay on the part of Lender in exercising any right hereunder shall operate as a waiver of such right or any other right.

7.    Assignment. This Note is not transferable by the Company, whether by sale, pledge or other disposition, without the prior written consent of Lender which consent may be withheld in Lender’s sole discretion, except that the Company may transfer this Note without such consent in connection with a merger or other similar transaction involving the Company.

8.    Governing Law. This Note shall be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof. Any lawsuit or litigation arising under, out of, in connection with, or in relation to this Agreement, any amendment thereof, or the breach thereof, shall be brought in the courts of Omaha, Nebraska, which courts shall have exclusive jurisdiction over any such lawsuit or litigation.

IN WITNESS WHEREOF, Gabriel Technologies Corporation has caused this Note to be executed by its officer thereunto duly authorized.

GABRIEL TECHNOLOGIES CORPORATION

By: /s/ TJ O’Brien
Printed Name: TJ O’Brien
Title: Acting COO

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